SMITH & COMPANY

November 25, 1997

Mr. Graham Simpson, President
Integral Health, Inc. (formerly Alpaca, Inc.)
4600 Kietzke Lane, Suite E147
Reno, Nevada 89502

Dear Mr. Simpson:

     This is to confirm that the client-auditor relationship between Integral Health, Inc. (SEC File No. 33-55254-20) and Smith & Company has ceased, effective November 24, 1997. This also confirms that we have read Item 4 of the Current Report on 8-K dated December 1, 1997 for Integral Health, Inc. and agree with the statements contained therein.


Very truly yours,

Smith & Company

/S/  William R. Denney
By:  William R. Denney